EXHIBIT 10.3

FIRST AMENDMENT

TO THE

ENTRAVISION COMMUNICATIONS CORPORATION

2004 EQUITY INCENTIVE PLAN

This First Amendment to the Entravision Communications Corporation 2004 Equity Incentive Plan (“Amendment”) is made effective as of May 1, 2006 by Entravision Communications Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company maintains the Entravision Communications Corporation 2004 Equity Incentive Plan (the “Plan”).

WHEREAS, the Plan provides that, in certain circumstances after change of control of the Company, each holder of an option or stock appreciation right (“SAR”) has the right for the 30-day period following the change of control to surrender his or her option or SAR exchange for a cash payment;

WHEREAS, such change of control provision as applied to non-employee participants in the Plan may result in negative accounting treatment of options and SARs for the Company under new accounting standards; and

WHEREAS, the Company desires to amend the Plan to revise such provision in a manner that will avoid such negative accounting consequences.

1. NOW THEREFORE BE IT RESOLVED, that effective as of May 1, 2006, Section 16(c)(ii) of the Plan be and hereby is amended to read in its entirety as set forth below. All capitalized terms not defined in this Amendment shall be defined as set forth in the Plan.

If, in connection with the Change of Control, the Options and SARs issued under the Plan are not assumed, or if substitute Options and SARs are not issued, or if the assumed or substituted awards fail to contain similar terms and conditions as the Award prior to the Change of Control or fail to preserve, to the extent applicable, the benefit to be provided to the Participant as of the date of the Change of Control, including but not limited to the right of the Participant to receive shares upon exercise of the Option or SAR that are registered for sale to the public pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission, then (1) each holder of an Option or SAR that is outstanding as of the date of the Change of Control who is an employee of the Company or any Subsidiary shall have the right, and (2) the Committee, in its sole discretion, may grant to a holder of an Option or SAR that is outstanding as of the date of the Change of Control who is not an employee of the Company or any Subsidiary the right, exercisable by written notice to the Company (or its successor in the Change of Control transaction) within 30 days after the Change of Control (but not beyond the Option’s or SAR’s expiration date), to receive, in exchange for the surrender of the Option or SAR, an amount of cash equal to the excess of the greater of the Fair Market Value of the Shares determined on the Change of Control date or the Fair Market Value of the Shares on the date of surrender covered by the Option or SAR (to the extent vested and not yet exercised) that is so surrendered over the purchase or grant price of such Shares under the Award. If the Committee so determines prior to the Change of Control, any such Option or SAR that is not exercised or surrendered prior to the end of such 30-day period will be cancelled.

2. All Other Provisions of the Plan Remain the Same. Except as expressly provided in this Amendment, all other terms, conditions and obligations contained in the Plan shall remain unchanged and in full force and effect as provided for in the Plan.

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To record the adoption of this Amendment by the Compensation Committee of the Board of Directors of the Company effective May 1, 2006, the Company has caused its authorized officer to execute the same.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Name:	Walter F. Ulloa
Title:	Chairman and Chief Executive Officer

[Signature Page to First Amendment to the

Entravision Communications Corporation 2004 Equity Incentive Plan]